EXHIBIT 10.18

GAS SUPPLY AND DELIVERY SERVICE AGREEMENT

THIS Gas Supply and Delivery Service Agreement (“Agreement”) is made and entered into, effective as of November 1, 2015, by and between UGI Penn Natural Gas, Inc., (“Utility”) and UGI Energy Services, Inc. (“UGI ES”) (each referred to herein separately as a “Party” and jointly as the “Parties”).

WHEREAS, Utility is a local distribution company that is principally engaged in the business of distributing natural gas to residential, commercial and industrial end-use customers located within its service territory in Pennsylvania;

WHEREAS, UGI ES is an energy marketer and supplier that is principally engaged in the business of selling natural gas and managing assets for the sale and delivery of natural gas in Pennsylvania and other states; and

WHEREAS, Utility desires to receive, and UGI ES has agreed to provide certain gas supply and related delivery services to Utility, subject to the terms and conditions of this Agreement.

NOW THEREFORE, in consideration of the covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

SECTION 1. Definitions

1.1    “Daily Nomination” shall mean a Nomination made for deliveries during the Delivery Day in accordance with Section 4 hereof.

1.2    “Dekatherm” or “Dth” shall mean one million British Thermal Units (MMBtu).

1.3    “Delivery Day” shall mean the day of actual gas flow and delivery applicable to a Nomination. The Parties shall observe the NAESB-defined gas day, which shall be one continuous twenty-four hour period, commencing at 10:00 a.m. ECT.

1.4    “Delivery Point” or “Delivery Points” shall mean the point or points of physical interconnection at Transcontinental Pipeline’s (“Transco”) Master Meter No. 1006691, a new interconnection with PNG’s distribution system located in Susquehanna County, PA., or any other mutually agreeable delivery points.

1.5    “Firm” shall mean, in reference to a Party’s obligation to deliver or receive Natural Gas, the requirement that the full quantity of Natural Gas nominated for receipt or delivery must be delivered or received by the obligated Party, except for reasons of Force Majeure under Section 7 or Waiver of Delivery under Section 3.4.

1.6    “Maximum Daily Quantity” or “MDQ” shall have the meaning set forth in Section 3.2 hereof.

1.7    “Natural Gas” shall mean any mixture of hydrocarbons and noncombustible gases in a gaseous state, including vaporized LNG and propane air.

1.8    “Nomination” shall mean a notice provided by the Utility to UGI ES setting forth its delivery requirements for a Delivery Day, pursuant to Section 4 hereof. The Parties shall maintain 24-hour contacts, seven days per week, for the purposes of providing and receiving Nominations

1.9    “Replacement Supply” shall mean Natural Gas quantities obtained by Utility to replace the portion of a Scheduled Quantity that UGI ES fails to deliver in accordance with a Daily Nomination.

1.10    “Scheduled Quantity” shall mean, for a particular Delivery Day, the quantity of Natural Gas that Utility requests in a Nomination and UGI ES confirms.

1.11    “Winter Season” shall refer to the period beginning at 10:00 a.m. ECT November 1 and ending 9:59 a.m. ECT the following April 1.

SECTION 2. Term

This Agreement shall be effective for a period commencing on and including the Delivery Day of November 1, 2015 and expiring on and including the Delivery Day of March 31, 2022 (the “Primary Term”). Utility shall have the right, in its sole discretion, to extend the Agreement for one or more subsequent years (with each such period referred to as a “Rollover Term”) by providing written notice to UGI ES of its intent to extend the Agreement at least sixty days prior to the expiration of the Primary Term or any Rollover Term. If the Utility elects to extend the Agreement for one or more Rollover Terms, the MDQ and all terms and conditions of service shall remain unchanged unless expressly agreed to by the Parties; provided however, that the applicable reservation charge and the commodity charge for the Rollover Term will be adjusted in accordance with Section 5.3 hereof.

SECTION 3. Character of Service

3.1    Delivery Obligation. UGI ES shall sell and deliver and Utility shall have the option to purchase and the right to receive Natural Gas on any day during the winter season. UGI ES’s obligation to deliver and Utility’s obligation to receive Natural Gas shall be Firm for any Nomination quantity, up to the applicable MDQ. Service will be provided using primary firm pipeline transportation capacity held by UGI ES on Transco and Tennessee, or a reasonably acceptable asset-backed substitute.

3.2    Maximum Daily Quantity. The Maximum Daily Quantity or MDQ shall mean the maximum quantity of Natural Gas that Utility may require UGI ES to deliver on a Firm Basis, on any day during the Primary Term and any Rollover Term. The MDQ during the Primary Term and any Rollover Term shall be the sum of the following:

Winter Season	MDQ
November 1 through March 31	Up to 25,875 Dth/day delivered at Utility’s Transco Master Meter No. 1006691
November 1 through March 31	Up to 26, 120 Dth/day delivered at Utility’s distribution system in Susquehanna County, PA

3.3    Authorized Overruns. Utility shall have the right to nominate the higher of 1,000 Dth or 10% of the nominated volumes on an intraday basis including weekends and holidays. The quantity of gas delivered will be prorated based on the time remaining in the gas day.

3.4    Waiver of Delivery Obligation. On any Delivery Day, Utility shall maintain its distribution facilities downstream of the Delivery Point(s) in a way that permits UGI ES to deliver the Scheduled Quantities, otherwise UGI ES shall be relieved of its obligation to deliver the Scheduled Quantities for the period and to the extent that Utility’s distribution facilities do not permit such deliveries. Once the Utility’s distribution facilities have been corrected by Utility, UGI ES shall use commercially reasonable efforts to supply the entire amount nominated by Utility for that Delivery Day.

SECTION 4. Nomination Procedure

Utility may provide UGI ES with a written or verbal Nomination for service on any Delivery Day(s) consistent with the Intercontinental Exchange (“ICE”) trading schedule. Each such Nomination shall specify the Delivery Day and the quantity of Natural Gas required for delivery and the Delivery Point(s).

Utility shall have the right to nominate any quantity up to the MDQ on a month-ahead basis. Utility shall notify UGI ES by 10:00 a.m. two days prior to the expiration for the Henry Hub natural gas futures contract applicable to the month of delivery.

Utility shall have the right to nominate any quantity up to the MDQ on a day-ahead basis. Utility shall notify UGI ES by 9:00 a.m. on the day prior to the NAESB natural gas flow day(s).

Utility shall have the right to nominate the higher of 1,000 Dth or 10% of the nominated volumes on an intraday basis including weekends and holidays. The quantity of gas delivered will be prorated based on the time remaining in the gas day.

SECTION 5. Charges

5.1    Reservation Charge. Utility shall pay UGI ES a reservation charge for each Winter Season during the Primary Term, as follows:

Winter Season	Charge
November 1 through March 31	$6,672,000.00

The reservation charge above shall be paid in five equal installments of $1,334,400.00 due on or before the first of each month during the winter season. The reservation charge shall be billed and paid in accordance with Section 6.

5.2    Commodity Charge. Unless the Utility elects to lock a fixed price with UGI ES in accordance with paragraph (g), below, Utility shall not be obligated to purchase or receive any Natural Gas from UGI ES under this Agreement. For all quantities of Natural Gas sold and delivered by UGI ES, Utility shall pay a commodity charge, which shall be determined pursuant to the following alternatives:

(a)
For all quantities up to 25,875 dth per day nominated on a month-ahead basis to PNG’s Transco Master Meter, PNG shall pay the published Platt’s Inside FERC price for Transco Leidy Line Receipts for the month of delivery plus $0.10 plus the applicable Transco maximum tariff rates for fuel and commodity on delivered quantities from Zone 6 to Zone 6.

(b)
For all quantities up to 26,120 dth per day nominated on a month-ahead basis to a new interconnection with PNG’s distribution system, PNG shall pay the published Platt’s Inside FERC price for Tennessee Zone 4, 300 leg for the month of delivery plus the applicable Tennessee maximum tariff rates for fuel and commodity on delivered quantities from Zone 4 to Zone 4.

(c)
For all quantities up to 25,875 dth per day nominated on a day-ahead basis to PNG’s Transco Master Meter, PNG shall pay the published Platt’s Gas Daily price for Transco Leidy Line Receipts on the day of delivery plus $0.10 plus the applicable Transco maximum tariff rates for fuel and commodity on delivered quantities from Zone 6 to Zone 6.

(d)
For all quantities up to 26,120 dth per day nominated on a day-ahead basis to a new interconnection with PNG’s distribution system, PNG shall pay the published Platt’s Gas Daily price for Tennessee Zone 4, 300 leg on the day of delivery plus the applicable Tennessee maximum tariff rates for fuel and commodity on delivered quantities from Zone 4 to Zone 4.

(e)
For all quantities up to 25,875 dth per day nominated on an intraday basis to PNG’s Transco Master Meter, PNG shall pay the published Platt’s Gas Daily price for Transco Leidy Line Receipts on the day of delivery plus $0.10 plus the applicable Transco maximum tariff rates for fuel and commodity on delivered quantities from Zone 6 to Zone 6.

(f)
For all quantities up to 26,120 dth per day nominated on an intraday basis to a new interconnection with PNG’s distribution system, PNG shall pay the published Platt’s Gas Daily price for Tennessee Zone 4, 300 leg on the day of delivery plus the applicable Tennessee maximum tariff rates for fuel and commodity on delivered quantities from Zone 4 to Zone 4.

(g)
Utility shall have the right at any time to lock-in a fixed commodity charge for any term and quantity up to the MDQ throughout the contract term. The commodity charges for locked-in quantities shall be as agreed to by the Parties based on prevailing market conditions at the time the lock-in is made. Utility’s right to lock in a quantity of Natural Gas shall be limited as follows:

(i)
The maximum quantity of Natural Gas for which the Utility may lock in a fixed commodity charge shall equal the MDQ * number of days remaining in the Winter Season, less any quantities previously locked in for the Winter Season.

(ii)
Unless otherwise agreed, Utility shall notify UGI ES of its intention to lock-in the commodity charge by no later than 10:00 a.m. on the last trading day for the NYMEX natural gas contract to the month in which such lock-in will apply. Such notice shall identify the quantity of Natural Gas to be locked in for each month of delivery. UGI ES will promptly communicate to Utility any limitations on the lock-in quantity identified in Utility’s notice, and the Parties will utilize commercially reasonable efforts to facilitate the lock in to the extent practicable.

(iii)	If Utility has locked in a fixed price, Utility shall be required to purchase and take delivery of the quantity of Natural Gas for which a locked-in price is established.

The commodity charges determined in accordance with sub-paragraphs (a), (b), (c), (d), (e), (f), and (g) above, shall be billed and paid on a monthly basis, in accordance with Section 6.

5.3    Rollover Period Price Adjustment. In the event that Utility elects to extend the agreement for one or more Rollover Terms, the reservation charge applicable to such Rollover Term shall be escalated based on the U.S. Gross Domestic Product Implicit Price Deflator using 2021 as the base. For any subsequent term the escalation fee will be based on the U.S. Gross Domestic Product Implicit Price Deflator using the index from the year prior to the last year of the subsequent term. Unless otherwise locked in accordance with Section 5.2, the commodity charge applicable to the Rollover Term will be equal to the prevailing market price for supply delivered to the Utility’s distribution system at the time of delivery. If Utility and UGI ES cannot agree on the market price for supply delivered to the Utility’s distribution system, then the commodity charge shall be determined based on the average of up to three quotes received from reference market makers selected mutually by the parties.

SECTION 6. Billing and Payment

UGI ES will invoice Utility each month of the five month winter period for reservation charges and each month for all commodity charges applicable to service rendered during the prior month, plus any applicable taxes in accordance with Section 10 hereto. Utility shall pay UGI ES the full amount due no later than ten (10) days after receipt of such invoice. All payments shall be made by Wire Transfer (EFT) to UGI ES’s banking institution, designated as follows:

Mellon Bank, N.A.
Pittsburgh, P A
Account No. XXX-XXXX
ACH No. XXXXXXXXX

SECTION 7. Force Majeure

7.1    Generally. Except as otherwise set forth herein, deliveries under this Agreement shall be Firm, and shall not be subject to curtailment, interruption or proration except as the result of Force Majeure. In the event either UGI ES or Utility is rendered unable, wholly or in part, by a Force Majeure Event to carry out its obligations under this Agreement, it is agreed that upon such Party’s giving notice and full particulars of such Force Majeure Event, in accordance with Section 7.3, then the obligations of the Party giving such notice insofar as they are affected by such Force Majeure Event shall be suspended, from the inception, and during the continuance of any inability so caused but for no longer period. Notwithstanding the foregoing, a Party’s obligation to pay money when due for service rendered during a prior period shall not be excused as a result of a Force Majeure Event for a period of longer than ten (10) days.

7.2    Included and Excluded Events. Force Majeure shall include, but not be limited to, the following: (i) physical events such as acts of God, landslides, lightning, earthquakes, fires, storms or storm warnings, such as hurricanes, which result in evacuation of the affected area, floods, washouts, explosions, breakage or accident or necessity of repairs to machinery or equipment or lines of pipe, except as provided in Section 11.3; (ii) interruption and/or curtailment of primary Firm transportation and/or storage by Transporters; (iii) acts of others such as strikes, lockouts or other industrial disturbances, riots, sabotage, terrorist actions, insurrections or wars; and (iv) governmental actions such as necessity for compliance with any court order, law, statute, ordinance, regulation, or policy having the effect of law promulgated by a governmental authority having jurisdiction. Seller and Buyer shall make reasonable efforts to avoid the adverse impacts of a Force Majeure and to resolve the event or occurrence once it has occurred in order to resume performance.

Neither party shall be entitled to the benefit of the provisions of Force Majeure to the extent performance is affected by any or all of the following circumstances: (i) the curtailment of interruptible or secondary Firm transportation; (ii) the contractual non-performance or negligence of any affiliate, independent contractor, agent or employee of Seller in operating or maintaining any upstream pipeline facilities utilized by Seller; (iii) the party claiming excuse failed to remedy the condition and to resume the performance of such covenants or obligations with reasonable dispatch; (iv) economic hardship, to include, without limitation, Seller’s ability to sell Gas at a higher or more advantageous price than the Contract Price, Buyer’s ability to purchase Gas at a lower or more advantageous price than the Contract Price, or a regulatory agency disallowing, in whole or in part, the pass through of costs resulting from this Agreement; (v) the loss of Buyer’s market(s) or Buyer’s inability to use or resell Gas purchased hereunder, except, in either case, as provided in Section 11.2; or (vi) the loss or failure of Seller’s gas supply, including but not limited to the failure of the Seller’s gas supply to be delivered to an upstream receipt point on Seller’s pipeline capacity, or depletion of reserves, except, in either case, as provided in Section 11.2. In addition to the foregoing, for supplies sourced from local Marcellus production wells, Seller shall not be entitled to the benefit of the provisions of Force Majeure to the extent performance is affected by any or all of the following circumstances: (x) any well failures or freeze-offs; and (y) any failure of conditioning equipment such as regulation, compression or dehydration equipment. The party claiming Force Majeure shall not be excused from its responsibility for Imbalance Charges.

7.3    Notice. The Party asserting Force Majeure shall provide immediate written notice to the other Party of the occurrence of any Force Majeure Event. Notice shall include (i) a detailed explanation of the event that has occurred, (ii) the known or expected impact on the Party’s ability to perform, and (iii) the period of time during which the Party’s performance will be impacted. The Party asserting Force Majeure will remedy the Force Majeure Event and resume performance of its obligations hereunder as soon as reasonably possible.

SECTION 8. Failure to Deliver or Receive Gas

8.1    Failure to Deliver. Unless otherwise excused by the waiver of a delivery obligation under Section 3.4 or a Force Majeure Event under Section 7.2, if UGI ES fails to deliver all or a portion of a Scheduled Quantity on any Delivery Day, UGI ES shall pay Utility an amount equal to the difference between (i) the Nomination quantity for the Delivery Day and (ii) the quantity delivered during such Delivery Day (such difference being the “Deficiency Amount”) times the positive difference between (iii) the applicable commodity charge as determined under Section 5.2 hereof and (iv) the cost of Replacement Supply as determined by Utility in a commercially reasonable manner within a reasonable time after UGI ES fails to deliver the Deficiency Amount.

8.2    Failure to Receive. Unless otherwise excused by the waiver of a delivery obligation under Section 3.4 or a Force Majeure Event under Section 7.2, if Utility fails to take all or a portion of the Scheduled Quantity for the Delivery Day, Utility shall pay UGI ES an amount equal to the “Deficiency Amount” times the positive difference between (i) the applicable commodity charge as determined under Section 5.2 hereof and (ii) the price received by UGI ES from the sale of the Deficiency Amount as determined by UGI ES in a commercially reasonable manner within a reasonable time after the Utility fails to take delivery of the Deficiency Amount.

8.3    Duty to Mitigate. Each Party has an affirmative duty to mitigate in good faith the extent of damages that may arise from the other Party’s failure to discharge its receipt or delivery obligations under this Agreement. In the event a Party fails to properly discharge its duty to mitigate, any amounts otherwise due under Sections 8.1 and 8.2 hereunder shall be reduced by an amount that would not have been incurred had such duty been properly discharged.

8.4    Exclusive Remedy. The remedies set forth in Section 8.1 and 8.2 shall be the exclusive remedies available to a party for the other party’s failure to discharge its firm receipt or delivery obligation hereunder.

SECTION 9. Indemnification

Except as otherwise limited pursuant to this Agreement, each Party shall indemnify, defend and hold harmless the other Party, the other Party’s officers, employees, shareholders, directors, and agents and their respective successors and assigns, from and against any and all third party claims, demands, liabilities, losses, expenses, costs, obligations, recoveries or damages of any nature whatsoever, whether accrued, absolute, contingent or otherwise, including without limitation court costs and attorneys’ fees (whether or not suit is brought), arising out of or resulting from or relating to (i) any breach of any of its obligations under this Agreement, (ii) any negligence, gross negligence, bad faith actions, or willful misconduct on its part in connection with this Agreement; and (iii) any Natural Gas while it is in the Party’s control or possession; provided however, that a Party’s responsibility for such claims and damages under this section shall be limited to the extent that such claims or damages result from the negligence, gross negligence, willful misconduct, or bad faith actions or omissions on the part of the other Party but only to the extent of such actions or omissions. This Section 9 shall survive termination of the Agreement.

SECTION 10. Taxes

10.1    Responsibility. Responsibility for payment of all kinds of taxes applicable to Natural Gas sold hereunder shall be allocated as follows: (a) UGI ES shall pay, or cause to be paid, and Utility shall be held harmless by UGI ES, for the payment of all taxes imposed on or with respect to the Natural Gas sold or delivered hereunder by UGI ES for which the taxable incident arises or occurs prior to delivery of the Natural Gas to the Delivery Point(s); and (b) Utility shall pay or cause to be paid, and UGI ES shall be held harmless by Utility, for the payment of all taxes imposed on or with respect to the Natural Gas sold or delivered by UGI ES hereunder for which the taxable incident arises or occurs upon delivery or after the Natural Gas is delivered to the Delivery Point(s).

10.2    Reimbursement. If a Party is required to remit or pay taxes that are the other Party’s responsibility hereunder (including any tax, which would have been incurred by a Party absent this Agreement), the Party responsible for such taxes shall promptly reimburse the other Party therefore.

SECTION 11. Title and Warranties

11.1    Warranty of Title. UGI ES hereby warrants good and merchantable title to the Natural Gas sold by it hereunder or the right to sell the same, and warrants that all Natural Gas shall be delivered to Utility shall be free from all liens, encumbrances, and adverse claims. Upon delivery to Utility, title shall be passed, and shall be deemed to remain with Utility at all times.

11.2    Warranty Disclaimers. Except as expressly stated herein, neither Party provides any warranties to the other, expressed or implied, including the implied warranties of merchantability and fitness for a particular purpose.

SECTION 12. Notices

12.1    Generally. All invoices, payments and other communications made hereunder shall be delivered to the addresses specified in writing by the Parties from time to time.

12.2    Means of Delivery. Unless a specific means of notice is expressly stated herein, all notices required hereunder may be sent by mutually acceptable means, provided, however, that (i) notices shall be deemed given when received on a Business Day by the addressee, (ii) notices sent electronically shall be deemed received upon the sending Party’s receipt of its facsimile machine’s confirmation of successful transmission, and (iii) any facsimile or other notice received on other than a Business Day or after five p.m. Eastern Clock Time on a Business Day shall be deemed received at the start of the next following Business Day.

12.3    Addresses. Notices shall be provided to the Parties at the following addresses:

If to UGI Energy Services, Inc., to:

UGI Energy Services, Inc.
One Meridian Blvd. Suite 2C01
Wyomissing, PA 19610
Telephone: (610) 373-7999
Facsimile: (61 0) 374-4288
Attention: V.P. Asset and Supply

If to UGI Penn Natural Gas, Inc., to:

UGI Penn Natural Gas, Inc.
2525 North 12th Street, Suite 360
Reading, PA 19677
Telephone: (610) 796-3601
Facsimile: (610) 796-3595
Attention: V.P. Supply

SECTION 13. Assignment

This Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the Parties; provided, however, that this Agreement shall not be transferred or assigned, by operation of law or otherwise, by UGI ES or Utility without the other Party’s prior written consent, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, either Party may assign its rights and obligations hereunder to any parent, subsidiary or affiliate, upon prior written notice to the other Party.

SECTION 14. Confidentiality

The existence, terms and conditions of this Agreement shall be and remain confidential to the extent permitted by law.

SECTION 15. Laws and Regulatory Bodies

15.1    Generally. This Agreement shall be subject to all valid applicable federal and state laws and to the orders, rules and regulations of any duly constituted federal or state regulatory body or authority having jurisdiction. The interpretation and enforceability of this Agreement shall be governed by the laws of the Commonwealth of Pennsylvania, without recourse to its conflict of law principles.

15.2    Regulatory Event. In the event that any regulatory body directly or indirectly asserts jurisdiction over the Parties’ obligations and as a result performance under the Agreement becomes commercially impracticable by either Party (“Regulatory Event”), then the Parties shall negotiate in good faith in order to amend the Agreement (and the Parties’ obligations and rights thereunder) to cure the Regulatory Event. In the event the Regulatory Event cannot be reasonably cured to the satisfaction of the affected Party, the Party so affected shall have the right to terminate the Agreement upon thirty (30) days written notice to the other. A regulatory agency disallowing, in whole or in part, the pass through of costs resulting from this Agreement shall not constitute a Regulatory Event.

SECTION 16. Limitation of Damages

UNLESS EXPRESSLY PROVIDED HEREIN, A PARTY’S LIABILITY SHALL BE LIMITED TO DIRECT ACTUAL DAMAGES ONLY. NEITHER PARTY SHALL BE LIABLE FOR CONSEQUENTIAL, INCIDENTAL, PUNITIVE, EXEMPLARY OR INDIRECT DAMAGES, LOST PROFITS OR OTHER BUSINESS INTERRUPTION DAMAGES, BY STATUTE, IN TORT OR CONTRACT, UNDER ANY INDEMNITY PROVISION OR OTHERWISE. THIS PARAGRAPH SHALL SURVIVE EXPIRATION OR TERMINATION OF THIS AGREEMENT.

SECTION 17. Miscellaneous

17.1    Waiver. No waiver of any breach hereof shall be held to be a waiver of any other or subsequent breach.

17.2    Set-offs. Each Party reserves to itself all rights, set-offs, counterclaims, and other defenses to which it is or may be entitled under applicable law.

17.3    Documentation. Each Party shall provide all documents necessary to effectuate this Agreement and the transactions that underlie this Agreement.

17.4    Amendments. This Agreement, including Appendices hereto, may be amended or modified only by a writing signed by duly authorized representatives of both Parties.

17.5    Authorizations. Utility and UGI ES each represents to the other its respective belief that it has obtained all necessary corporation and regulatory authorizations to execute and perform its obligations under this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement in duplicate by their respective duly authorized officers as of the day and year first written above.

UGI PENN NATURAL GAS, INC.            UGI ENERGY SERVICES, INC.

By: /s/ Robert F. Beard         By: /s/ Bradley C. Hall
Robert F. Beard Bradley C. Hall
President and CEO President